FieldPoint Petroleum Provides Production Update on Well in Lea County, New Mexico

December 27, 2011

Most Recent Output Reaches 578 BOPD

Austin, TX (PRNewswire) Dec 27, 2011, FieldPoint Petroleum Corporation (NYSE/AMEX:FPP)  today provided an update on the latest production information from its recently completed East Lusk Federal 15 well #1 in Lea County, New Mexico.

FieldPoint’s President and CEO, Ray Reaves stated, “We recently reported that on December 17, 2011 the first oil production from this well began to hit the tanks.  The most recent information provided to you was that on December 20, 2011 the well produced 446 barrels of oil during a 24 hour period, and was venting all gas. At that time we stated that, without certainty, the Company had reason to believe that the oil production could increase.  I am pleased to report today that this well has shown a steady upward movement in production, and on December 24 it produced 578 barrels of oil.  The choke size has been unchanged since our production report.”

Mr. Reaves continued, “We are still not selling natural gas from this well, but on December 22 a sales line was tied in, and on December 23 we vented 804 mcf/d at a pressure of 31 psia.  On December 24 through 26, the well was shut in due to tank capacity. This is still early stage production, and variations in daily output may be expected to occur, however we are very pleased with the results to date. We will continue to keep you informed as progress is made with this very important drilling program.”

FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two wells.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com